Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors CIBER, INC.:


         We consent to the incorporation by reference herein of our report dated July 31, 1998, except as to Note 13, which is as of August 31, 1998, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of CIBER, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


                                        KPMG Peat Marwick LLP




Denver, Colorado
December 15, 1998